UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2011

SOMAXON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51665	20-0161599
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10935 Vista Sorrento Parkway, Suite 250, San Diego, CA 92130

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 876-6500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On December 19, 2011, Somaxon Pharmaceuticals, Inc. (the “Company”) repaid in full the entire outstanding balance of $15.0 million under its Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”) and Oxford Finance Corporation (“Oxford”). In connection with the repayment of the loan, the Company also paid to the lenders $0.5 million as partial payment of the prepayment and final payment fees required under the Loan Agreement. The Company also issued Oxford a warrant to purchase 100,000 shares of the Company’s common stock and SVB a warrant to purchase 50,000 shares of the Company’s common stock. Each of the warrants has a term of ten years and will have an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Capital Market on December 19, 2011. These warrants were accepted by the lenders to fully satisfy the remainder of the prepayment and final payment fees required under the Loan Agreement. The Company no longer has any obligations under the Loan Agreement, and there are no further encumbrances on the Company’s assets under the Loan Agreement.

A complete copy of each of the warrants will be filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On December 15, 2011, the Company committed to a plan of termination (the “Plan of Termination”) that resulted in a work force reduction of 17 employees in order to reduce operating costs. The Company commenced notification of employees affected by the workforce reduction on December 15, 2011, and the workforce reduction is expected to be completed by February 15, 2012. Two of the affected employees will be eligible to receive a lump sum severance payment based upon the employment agreements such employees entered into with the Company. Both of these employees will receive a payment equivalent to six months of base salary, with one receiving an additional amount equal to the amount of benefits payable by the Company for six months, and the other receiving an additional amount equal to the amount of benefits payable by the Company for twelve months. Each of the other affected employees will be eligible to receive a lump sum severance payment equivalent to two months of their base salary and the amount of the healthcare benefits paid by the Company for the previous two months. Payment of these severance benefits to each affected employee is contingent on the affected employee entering into a separation agreement with the Company, which agreement includes a general release of claims against the Company. The severance payments are expected to be approximately $0.7 million in the aggregate. Certain of the affected employees entered into consulting agreements with the Company that will expire on December 15, 2012. The Company cannot estimate with any certainty the amounts that may be paid, if any, for consulting services under such agreements.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 13, 2011, the Company received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) informing the Company that because the closing bid price for the Company’s common stock listed on Nasdaq was below $1.00 for 30 consecutive trading days, the Company does not comply with the minimum closing bid price requirement for continued listing on the Nasdaq Capital Market under Nasdaq Marketplace Rule 5550(a)(2).

The Company has until June 11, 2012 to regain compliance with Nasdaq’s listing requirements by having the closing bid price of its common stock listed on Nasdaq be at least $1.00 for at least 10 consecutive trading days. If the Company does not regain compliance within this time period but complies with all continued listing standards other than the closing bid price requirement, the Company may provide Nasdaq with written notice of its intention to cure the deficiency during a second compliance period of up to 180 days. If the Listing Qualifications Department of Nasdaq believes that the Company will be able to cure the deficiency during such additional period, it will grant the Company such period to do so.

If compliance is not demonstrated within the applicable compliance period, Nasdaq will notify the Company that its securities will be delisted from the Nasdaq Capital Market. However, the Company may appeal Nasdaq’s determination to delist its securities to a Hearings Panel. During any appeal process, shares of the Company’s common stock would continue to trade on the Nasdaq Capital Market.

Item 3.02.	Unregistered Sales of Equity Securities.

The Company relied on an exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D, in connection with the issuance of the warrants to Oxford and SVB. The warrants issued to Oxford and SVB and the shares issuable upon the exercise of the warrants have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States without being registered with the SEC or through an applicable exemption from SEC registration requirements.

The other information called for by this item is contained in Item 1.02, which is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Plan of Termination, the employment of Michael Allen, the Company’s Senior Vice President, Sales and Marketing, terminated as of December 15, 2011.

Item 8.01	Other Events.

With respect to its commercial efforts in support of Silenor, while the Company will continue with its plan to hire 30 sales representatives from its current contract sales force to promote Silenor as Somaxon employees effective as of January 1, 2012, the Company does not currently intend to undertake its planned, regional direct-to-consumer advertising for Silenor in 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOMAXON PHARMACEUTICALS, INC.

Date: December 19, 2011	By:	/s/ Matthew W. Onaitis
Name: Matthew W. Onaitis
Title: Senior Vice President and General Counsel